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                                                                     EXHIBIT 4.3

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this "Agreement") is made this 11 day of March 2003, by and between United Wisconsin Grain Producers, L.L.C. a Wisconsin limited liability company ("UWGP") and U.S. Bank, N.A. as escrow agent (the "Escrow Agent").

                              W I T N E S S E T H:

     WHEREAS, UWGP proposes to offer at least 19,250 of its Membership Units (the "Units") at a price of $1,000 per Unit, in minimum blocks of ten (10) Units in an offering in the States of Wisconsin and Illinois, and possibly other states, made pursuant to an registration under the provisions of the Securities Act of 1933, as amended (the "Offering");

     WHEREAS, UWGP will file a registration statement (as may be amended) (the "Registration Statement") to register the Units with the Securities and Exchange Commission, the States of Wisconsin and Illinois and possibly other states;

     WHEREAS, UWGP will allow investors in the Offering to delivery the purchase price of the subscribed Units in installments; and

     WHEREAS, UWGP desires to comply with the requirements of the Securities Act of 1933 and of the various state regulatory statutes and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. ACCEPTANCE OF APPOINTMENT. U.S. Bank, N.A. hereby agrees to act as escrow agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

     2. ESTABLISHMENT OF ESCROW ACCOUNT. An escrow account (the "Escrow Account") is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

     3. OWNERSHIP OF ESCROW ACCOUNT. Until such time as the funds deposited in the Escrow Account (the "Deposited Funds") shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by UWGP shall not become the property of UWGP or be subject to the debts of UWGP or any other person but shall be held by the Escrow Agent solely for the benefit of the investors who have purchased Units in the Offering.

     4. DEPOSIT OF PROCEEDS. All proceeds from sales of Units in the Offering shall be delivered by UWGP to the Escrow Agent, within forty-eight hours of the receipt thereof from investors, endorsed (if

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appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth name, address and social security number of each person purchasing Units, the number of Units purchased, and the amount paid by each such purchaser. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, UWGP shall reserve the number of Units confirmed to the purchaser thereof in connection with such sale.

     5. INVESTMENT OF ESCROW ACCOUNT. The Deposited Funds shall be credited by Escrow Agent and recorded in the Escrow Account. The Escrow Agent shall be permitted, and is hereby authorized to deposit transfer, hold and invest all funds received under this Agreement, including principal and interest, in the Prime Obligations Fund Class A Shares (CUSIP # 31846V500) (the "Fund") at Escrow Agent to yield rates of return as set forth in the Fund's prospectus. Any interest income received by Escrow Agent from the fund shall be reinvested and shall become part of the Deposited Funds. Escrow Agent shall pay interest on termination of this Agreement as provided in paragraph 7 hereof.

     6. TERMINATION OF ESCROW. This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 7 hereof or as of the date in calendar year 2004 (the "Termination Date") one year and one day following the date in calendar year 2003 upon which the Securities and Exchange Commission authorizes the Offering (the "Offering's Effective Date"). UWGP shall notify Escrow Agent of the Offering's Effective Date within thirty (30) days of the receipt of notice of the Offering's Effective Date from the Securities and Exchange Commission. In no event shall the Termination Date be later than July 31, 2004.

     7. DISPOSITION OF DEPOSITED FUNDS. The Escrow Agent shall have the following duties and obligations under this Agreement:

     A. The Escrow Agent shall send a written notice acknowledging the receipt of the Deposited Funds every seven days to UWGP. The Escrow Agent shall give UWGP prompt written notice when the Deposited Funds total $500,000, $1.0 million, $1.5 million, and $1.9 million.

     B. The Escrow Agent shall give UWGP prompt written notice when the Deposited Funds equal $1.925 million. Following receipt of such notice, UWGP will advise the purchasers of Units to remit to the Escrow Agent the balance of the purchase price within twenty (20) the days. Thereafter, Escrow Agent shall give UWGP prompt written notice when the Deposited Funds total $5.0 million, $10.0 million, $15.0 million, $19.0 million, and $19.25 million.

     C. At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal $19.25 million in subscription proceeds (exclusive of interest) (the "Minimum Escrow Deposit") and (b) the Escrow Agent shall have received written confirmation from UWGP that UWGP has obtained a written debt financing commitment sufficient to carry out its business plan, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to UWGP to be used in accordance with the provisions set out in the Registration Statement. UWGP will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

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     D.   In the event the Deposited Funds do not equal or exceed the Minimum
Escrow Deposit on or before the Termination Date, the Escrow Agent shall return to each of the purchasers of the Units in the Offering, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each purchaser initially paid in on account of purchases of the Units in the Offering and (b) each purchaser's portion of the total interest earned on the Escrow Account as of the Termination Date, (c) reduced by the transaction fees provided in paragraph 10 hereof. Computation of any purchaser's share of the net interest earned will be a weighted average based on the proportion of such purchaser's deposit in the Escrow Account from the Offering to all such purchasers' deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each purchaser's allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a purchaser pursuant to this paragraph shall be deemed to be the property of such purchaser, free and clear of any and all claims of UWGP or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the purchasers or any of them to pay for the Units purchased. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 4) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each investor in the event that funds are returned to investors.

     8. AGREEMENT WITH ESCROW AGENT. To induce Escrow Agent to act hereunder, it is agreed by UWGP that:

     A. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Deposited Funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether UWGP is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Units. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     B. UWGP hereby indemnifies and holds harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent.

     9. RESIGNATION AND REMOVAL OF ESCROW AGENT SUCCESSORS. The Escrow Agent may resign upon thirty (30) days advance written notice to UWGP. If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent. Any commercial banking institution or trust company with

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which Escrow Agent may merge or consolidate, and any commercial banking institution or trust company to which Escrow Agent transfers all or substantially all of its corporate trust business shall be the successor Escrow Agent without further act.

     10. FEES AND EXPENSES OF ESCROW AGENT. UWGP agrees to pay Escrow Agent (a) an acceptance fee of two thousand dollars ($2,000), payable at closing, (b) an annual administration fee of two thousand five hundred dollars ($2,500) in the event that Escrow Agent receives and accepts a total of less than five hundred and one (501) checks from investors, or four thousand dollars ($4,000) in the event that Escrow Agent receives and accepts a total of more than five hundred
(500) checks from investors, payable at closing, (c) a transaction fee of ten dollars ($10) per item disbursed, including wire or check fees, and (d) reimbursement of Escrow Agent's actual expenses associated with the performance of its duties, including but not limited to publications, legal counsel after the initial close, travel expenses, filing fees, and postage. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit before the Termination Date, the Escrow Agent shall be entitled to one transaction fee per purchaser, which fees shall be paid from interest on the escrow account only and not from principal. The fees agreed upon in this paragraph 10 are intended as full consideration for the Escrow Agent's services as contemplated by this Agreement; PROVIDED, HOWEVER, that in the event the Escrow Agent renders any material service not contemplated in this Agreement or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof; or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from UWGP, but not from the escrow account.

     11. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Beaver Dam, Wisconsin, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United states Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

          If to Escrow Agent:

               U.S. Bank, N.A.
               Attn: Peter Brennan
               1555 North River Center Drive, Suite 301
               Milwaukee, WI 53212
               Fax: (414) 905-5049

          If to UWGP:

               United Wisconsin Grain Producers, L.L.C.
               Attn:  Mr. Kevin M. Roche, President
               W7503 Country Drive
               Beaver Dam, Wisconsin

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               Fax: (920) 623-4974

          with a required copy to:

               Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.
               Attn:  Bill Hanigan
               Suite 2000, Ruan Center
               666 Grand Avenue
               Des Moines, IA  50309
               Fax:  (515) 283-0231

     12. GOVERNING LAW/JURISDICTION/VENUE. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Wisconsin. Each party hereby consents to the personal jurisdiction and venue of the Circuit Court for Dodge County of the Sixth Judicial District of the State of Wisconsin.

     13. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     14. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     15. FURTHER ASSURANCES. Each of the parties shall execute such documents and other papers and take such further actions, as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     16. AMENDMENTS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     17. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

     18. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     19. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first written above.

UWGP:

UNITED WISCONSIN GRAIN PRODUCERS, L.L.C.

 /s/ Kevin M. Roche
--------------------------------
Kevin M. Roche, President

ESCROW AGENT:

U.S. BANK, N.A.


By:      /s/ Peter M. Brennan
     ------------------------------

     Name:  Peter M. Brennan
          -----------------------

     Title:  Asst. Vice President
           -----------------------

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